                                                              Exhibit (h)(26)(a)


              LETTER AGREEMENT TO THE SHAREHOLDER SERVICING AGENT
                                   AGREEMENT

                  (Addition of the Conning Money Market Fund)

Firstar Mutual Fund Services, LLC
615 E. Michigan Street
Milwaukee, WI 53202

Gentlemen:

               Pursuant to Paragraph 7 of the Shareholder Servicing Agent Agreement dated as of March 23, 1988 and amended as of May 1, 1990, between Firstar Funds, Inc. (formerly, Portico Funds, Inc. and formerly Elan Funds) (the "Company"), and you (by assignment from Firstar Trust Company dated October 1,
1998) the Company requests that you render services as Shareholder Servicing Agent under the terms of said agreement with respect to the Conning Money Market Fund, an additional portfolio the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

               Please sign two copies of this letter where indicated to signify your agreement to so serve as Shareholder Servicing Agent for the Conning Money Market Fund and to the compensation terms set forth on the attached fee schedule for the Conning Money Market Fund, which terms are to become effective as of the date set forth below.

                                        Sincerely,


 Dated:______________, 2001             FIRSTAR FUNDS, INC.



                                        By:___________________________
                                               (Authorized Officer)


ACKNOWLEDGED AND AGREED:

FIRSTAR MUTUAL FUND SERVICES, LLC.

By:__________________________                Dated:_________, 2001
      (Authorized Officer)

                      FIRSTAR MUTUAL FUND SERVICES, LLC
                       MUTUAL FUND SHAREHOLDER SERVICES
                                      FOR
                             FIRSTAR FUNDS, INC.

                          Conning Money Market Fund
                          -------------------------

Annual Fee Schedule
-------------------

     $20 per Shareholder account

     $ 5 per telephone exchange

     $ 12 per wire transfer

     $ 10 per NFS/NSCC networked account (Retail Class only)

Minimum annual fee of $12,000 per Fund.

Asset based fee of 0.01% of average net assets.

Fees billed monthly.

Plus out-of-pocket expenses including, but not limited to:

     -    Telephone--Toll-free lines
     -    Postage
     -    Programming
     -    Stationery/Envelopes
     -    Mailing
     -    Proxies
     -    Insurance
     -    Retention of Records
     -    Microfilm/Microfiche of Records
     -    Special Reports
     -    All other out-of pocket expenses

                     AUTOMATIC INVESTMENT PLAN PROCESSING
                     ------------------------------------
     $ .50 per cycle
     $ .50 per account set-up and/or change
     $ .50 per item for AIP purchases
     $5.00 per correction, reversal or return item